UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
July 24, 2008
Date of Report (Date of earliest event reported)
lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-33608 (Commission File Number)	20-3842867 (IRS Employer Identification No.)
2285 Clark Drive
Vancouver, British Columbia
Canada, V5N 3G9
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (604) 732-6124

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
Christine M. Day Executive Employment Agreement
     On July 28, 2008, the Company entered into an Executive Employment Agreement with its Chief Executive Officer, Christine M. Day (the “Employment Agreement”), defining the terms of Ms. Day’s employment with the Company following her appointment as Chief Executive Officer on July 1, 2008. The Employment Agreement supersedes and replaces in its entirety Ms. Day’s prior offer letter, dated December 24, 2007, as amended January 3, 2008.
     Under the terms of the Employment Agreement, Ms. Day will receive an annual base salary of CDN$550,000 beginning on July 1, 2008. Ms. Day’s target bonus under the Company’s 2008 Executive Bonus Plan will increase from 60% to 75% of her base salary, provided that specified Company and individual performance goals are met. The Company will grant Ms. Day options to purchase 83,333 shares of common stock on August 1, 2008, 83,334 shares of common stock on September 2, 2008, and 83,334 shares of common stock on October 1, 2008, each pursuant to the terms of the Company’s 2007 Equity Incentive Plan. Ms. Day will also retain the right to receive options to purchase 41,667 shares of common stock on January 7, 2009, 41,667 shares of common stock on January 7, 2010, and 41,667 shares of common stock on January 7, 2011. All such options will have an exercise price equal to the fair market value of the common stock on the date of grant and will vest 25% per year for four years on each anniversary of the effective grant date of the option. Ms. Day will receive four weeks of paid vacation each year.
     Ms. Day agrees to serve as a director of the Company and its affiliates, and will not be entitled to additional compensation for such positions. Upon the termination of the Employment Agreement for any reason, Ms. Day agrees to resign from all such director positions. Ms. Day further covenants that she will not serve as a director of more than two entities that are unrelated to the Company, and agrees to obtain the advance consent of the Company’s board of directors prior to commencing any such service for an unrelated entity.
     The Company will reimburse Ms. Day for all reasonable out-of-pocket expenses and she is entitled to participate in the employee benefit and fringe benefit arrangements generally available to the Company’s senior executive employees. Additionally, the Company will provide Ms. Day with benefit coverage for her dependents up to a maximum amount of US$12,000, and will also reimburse Ms. Day for the cost of supplemental term life insurance up to a maximum amount of US$17,500 per year.
     Ms. Day’s employment may be terminated by Ms. Day or by the Company at any time, with or without cause. In the event Ms. Day voluntarily resigns or the Company terminates her employment for cause, she will receive only her base salary then in effect and benefits earned and payable as of the date of termination. In the event the Company terminates Ms. Day without cause, and subject to her compliance with the surviving terms of the Employment Agreement and the Non-Compete, Non-Solicitation and Non-Disparagement Agreement and execution of a full release, she will be entitled to a minimum of 12 months of base salary, which amount will be increased by two additional months of base salary for each additional year of service that Ms. Day provides to the Company, up to a maximum amount of 18 months of base salary.
     A copy of the Employment Agreement is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement, dated effective as of August 1, 2008 between lululemon athletica inc. and Christine M. Day.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.
Dated: July 30, 2008	By:	/s/ John E. Currie
John E. Currie
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement, dated effective as of August 1, 2008 between lululemon athletica inc. and Christine M. Day.